Exhibit 99.1

Quest Resource Reports 2014 Record Annual Revenue of $174.5 Million

Company reports positive annual EBITDAS, improved gross margins, and organic growth of 28%

Frisco, Texas – March 31, 2015 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the fourth quarter and year ended December 31, 2014.

Full-Year 2014 Highlights

•	Total revenue of $174.5 million, up 158.4% compared with 2013
•	Positive EBITDAS of $1.4 million, up 118.1% compared with 2013
•	Completed public offering to raise net proceeds of $16.3 million in additional capital and reduce interest and financing costs by more than $4.0 million
•	Achieved 20,000 client location milestone
•	Expanded portfolio of blue-chip customers with the addition of key accounts within the retail, restaurant, grocery chain, and automotive industries
•	Common stock added to the large-cap Russell 2000® and 3000® Indices

"Fiscal 2014 was a very productive and successful year for Quest.  Due to strong organic growth, we more than doubled our prior year’s reported revenue to $174.5 million and generated positive EBITDAS of $1.4 million," commented Brian Dick, President and Chief Executive Officer of Quest. “During the year, we added a significant number of new customers thereby reducing our customer concentration risk."

“Federal and state regulatory measures, including more stringent control of material bound for disposal, continue to serve as a significant catalyst for our business,” continued Brian Dick. “We are well positioned to take advantage of growth opportunities as large national corporations look for more efficient and economical ways to dispose of waste, reduce their ecological footprint, and meet regulatory requirements.  Our asset-light business model affords us the ability to scale our business and quickly expand our service offerings, which provides us a competitive advantage in the market.”

Dick concluded, "Our performance during the fourth quarter and full year affirms our strategy. We believe we are well positioned to achieve our goal of $500 million in revenue with sustainable profitability in the next two to four years.”

Fourth Quarter and Full-Year Financial Results

Revenue

For the fourth quarter of 2014, revenue was $46.8 million, an increase of $8.9 million, or 23.5%, compared with $37.9 million for the fourth quarter of 2013. For the year ended December 31, 2014, revenue increased by $106.9 million, or 158.4%, to $174.5 million, up from $67.5 million for the year ended December 31, 2013.

EBITDAS

Adjusted EBITDAS was a loss of $413,000 for the fourth quarter of 2014 compared with a loss of $874,000 for the fourth quarter of 2013. For the year ended December 31, 2014, EBITDAS was $1.4 million compared with an EBITDAS loss of $7.9 million for the prior year. (See attached Table "Reconciliation of Net Loss to Adjusted EBITDAS".)

Net Loss and Per Share

The loss per basic and diluted share was $0.02 for the fourth quarter of 2014 compared with a loss per basic and diluted share of $0.04 for fourth quarter of 2013. For the full year, the loss per basic and diluted share was $0.10 for 2014 compared with a loss per basic and diluted share of $0.23 for 2013.

Balance Sheet Summary

As of December 31, 2014, the Company had $3.2 million in cash and cash equivalents compared with $2.7 million as of December 31, 2013 and working capital of $1.3 million as of December 31, 2014, a $6.7 million improvement from the working capital deficit of $5.4 million as of December 31, 2013.

The Company had $4.8 million in available borrowing capacity as of December 31, 2014 under its credit facility.

Laurie Latham, Quest's Senior Vice President and Chief Financial Officer, stated, "In 2014, we strengthened our balance sheet through the successful completion of a public offering that raised $16.3 million and the retirement of $22.0 million in outstanding long-term debt through the repayment of $11.0 million and conversion of the remainder into shares of our common stock.  As a result, the related interest and financing costs of more than $4.0 million has been eliminated."

Conference Call Details

Brian Dick, President and Chief Executive Officer, and Laurie Latham, Senior Vice President and Chief Financial Officer, will host a conference call today at 5:00 pm (ET), to review the Company's financial results and business outlook.  The conference call may include forward-looking information.

Investors interested in participating on the live call can dial (888) 576-4398 within the United States or (719) 457-2661 from abroad. Investors can also access the call online through a listen-only webcast on the investor relations section of the Quest website at http://investors.qrhc.com/.

The webcast will be archived on the Quest investor relations website for at least 90 days, and a telephonic playback of the conference call will be available by calling (877) 870-5176 within the United States and (858) 384-5517 from abroad.  The telephonic playback will be available beginning at 8:00 p.m. Eastern time on Tuesday, March 31, 2015, and continuing through 11:59 p.m. Eastern time on Tuesday, April 7, 2015.  The replay passcode is 1938190.

For more information on Quest Resource Holding Corporation, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a certain non-GAAP financial measure, "Adjusted EBITDAS", is presented. From time-to-time, the company considers and uses the supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. The company believes it is useful to review, as applicable, both GAAP measures that include: (i) amortization of acquired intangible assets, (ii) acquisition-related costs, (iii) debt extinguishment costs, (iv) interest expense, (v) income taxes, (vi) depreciation and amortization, (vii) stock-based compensation expense, and the non-GAAP measures that exclude such information.  The company presents these non-GAAP measures because it considers them an important supplemental measure of its performance. The company's definition of these adjusted financial measures may differ from similarly named measures used by others. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses and operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials.  Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. Quest provides these programs through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc.

Quest supports the efforts of companies to maximize profits and mitigate risks, while minimizing their ecological footprints.  Quest’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. Quest provides clients with comprehensive sustainability programs, innovative recycling solutions, and environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that federal and state regulatory measures, including more stringent control of material bound for disposal, continue to serve as a significant catalyst for our business; our belief that we are well positioned to take advantage of growth opportunities as large national corporations look for more efficient and economical ways to dispose of waste, reduce their ecological footprint, and meet regulatory requirements; our belief that our asset-light business model affords us the ability to scale our business and quickly expand our service offerings, which provides us a competitive advantage in the market; our belief that our performance during the fourth quarter and full year affirms our strategy; and our belief that we are well positioned to reach our goal of $500 million in revenue with sustainable profitability in the next two to four years. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands - except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue	$46,798	$37,890	$174,454	$67,505
Cost of revenue	43,223	36,049	160,186	62,431
Gross profit	3,575	1,841	14,268	5,074
Selling, general, and administrative	4,412	2,971	14,384	12,660
Depreciation and amortization	965	937	3,827	1,818
Gain on equity interest in Quest Resource Management Group, LLC	—	—	—	(23,449)
Impairment of goodwill	—	—	—	26,850
Total operating expenses	5,377	3,908	18,211	17,879
Operating loss	(1,802)	(2,067)	(3,943)	(12,805)
Interest and other expense	(36)	(875)	(5,955)	(5,661)
Equity in Quest Resource Management Group, LLC income	—	—	—	667
Income tax expense	—	—	—	—
Net loss	$(1,838)	$(2,942)	$(9,898)	$(17,799)
Net loss applicable to common stockholders	$(1,838)	$(2,942)	$(9,898)	$(17,799)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.04)	$(0.10)	$(0.23)

Weighted average number of common shares outstanding:
Basic and diluted	111,601	73,894	100,554	77,055

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net loss	$(1,838)	$(2,942)	$(9,898)	$(17,799)
Depreciation and amortization	965	937	3,827	1,818
Interest and other expense	36	875	5,955	5,661
Stock-based compensation expense	424	256	1,548	2,393
Income tax expense	—	—	—	—
Adjusted EBITDAS	$(413)	$(874)	$1,432	$(7,927)

BALANCE SHEETS

(Unaudited)

(In thousands - except per share amounts)

	December 31
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$3,155	$2,677
Accounts receivable, less allowance for doubtful accounts of $761 and $320 as of December 31, 2014 and 2013, respectively	29,632	20,849
Prepaid expenses and other current assets	684	405
Total current assets	33,471	23,931

Goodwill	58,337	58,337
Intangible assets, net	15,116	17,637
Property and equipment, net, and other assets	753	742
Total assets	$107,677	$100,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,250	$2,750
Accounts payable and accrued liabilities	26,622	26,264
Deferred revenue and other current liabilities	282	276
Total current liabilities	32,154	29,290

Long-term senior secured convertible notes - related parties, net of $4,657 discount as of December 31, 2013	—	17,343
Other long-term liabilities	45	33
Total liabilities	32,199	46,666

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of December 31, 2014 and 2013	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 111,601 and 95,815 shares issued and outstanding as of December 31, 2014 and 2013, respectively	112	96
Additional paid-in capital	150,789	119,411
Accumulated deficit	(75,423)	(65,526)
Total stockholders’ equity	75,478	53,981
Total liabilities and stockholders’ equity	$107,677	$100,647

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